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                                                                      Exhibit 11

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                 Statements Re Computation of Per Share Earnings

                                                         Three Months Ended          Six Months Ended
                                                              June 30,                   June 30,
                                                       ------------------------   ------------------------
                                                          1997          1996         1997          1996
                                                       ----------    ----------   ----------    ----------
Computation for Statements of Consolidated
Income ($ in millions)

Net income                                                  34.9           8.2        197.6         159.5
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Earnings per share of common stock
 (based on average shares outstanding) ($)

Earnings on common stock                                    0.63          0.15         3.57          3.04
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Additional computation of average common
  shares outstanding (thousands) (NOTE)
----------------------------------------------------------------------------------------------------------
Average shares of common stock outstanding                55,367        55,044       55,346        52,544

Incremental common shares applicable to
 common stock based on the common stock
 daily average market price:

  Applicable to contingent stock awards                        5            10            5            10
  Applicable to contingent stock options                     121            66          123            58
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Average common shares as adjusted                         55,493        55,120       55,474        52,612
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Average shares of common stock outstanding                55,367        55,044       55,346        52,544

Incremental common shares applicable to
 common stock based on the more dilutive
 of the common stock ending or daily average
 market price during the period:
  Applicable to contingent stock awards                        5            10            5            10
  Applicable to contingent stock options                     157           114          157           114
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Average common shares assuming full dilution              55,529        55,168       55,508        52,668
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Earnings on common stock as adjusted ($)                    0.63          0.15         3.56          3.03
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Earnings on common stock assuming full dilution ($)         0.63          0.15         3.56          3.03
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

NOTE

These calculations are submitted in accordance with the Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 to paragraph 14 of Accounting Principles Opinion No. 15 because they result in dilution of less than 3%.